EXHIBIT 13.2
Condensed consolidated statement of income

	three months ended June 30		six months ended June 30
(unaudited - millions of Canadian $, except per share amounts)	2024	2023	2024	2023

Revenues
Canadian Natural Gas Pipelines	1,417	1,297	2,801	2,526
U.S. Natural Gas Pipelines	1,468	1,376	3,140	3,085
Mexico Natural Gas Pipelines	217	207	431	412
Liquids Pipelines	758	682	1,492	1,220
Power and Energy Solutions	225	268	464	515
	4,085	3,830	8,328	7,758
Income (Loss) from Equity Investments	341	248	697	551
Impairment of Equity Investment	—	(843)	—	(856)
Operating and Other Expenses
Plant operating costs and other	1,330	1,216	2,563	2,273
Commodity purchases resold	185	108	340	195
Property taxes	236	222	462	449
Depreciation and amortization	717	694	1,436	1,371
	2,468	2,240	4,801	4,288
Net Gain (Loss) on Sale of Assets	48	—	48	—
Financial Charges
Interest expense	843	791	1,680	1,553
Allowance for funds used during construction	(184)	(148)	(341)	(279)
Foreign exchange (gains) losses, net	67	(169)	40	(276)
Interest income and other	(69)	(16)	(146)	(58)
	657	458	1,233	940
Income (Loss) before Income Taxes	1,349	537	3,039	2,225
Income Tax Expense (Recovery)
Current	111	115	261	227
Deferred	89	143	232	372
	200	258	493	599
Net Income (Loss)	1,149	279	2,546	1,626
Net income (loss) attributable to non-controlling interests	159	6	330	17
Net Income (Loss) Attributable to Controlling Interests	990	273	2,216	1,609
Preferred share dividends	27	23	50	46
Net Income (Loss) Attributable to Common Shares	963	250	2,166	1,563
Net Income (Loss) per Common Share
Basic and diluted	$0.93	$0.24	$2.09	$1.53
Weighted Average Number of Common Shares (millions)
Basic	1,037	1,027	1,037	1,024
Diluted	1,037	1,027	1,037	1,024
See accompanying Notes to the Condensed consolidated financial statements.
TC Energy Second Quarter 2024 | 51

Condensed consolidated statement of comprehensive income

	three months ended June 30		six months ended June 30
(unaudited - millions of Canadian $)	2024	2023	2024	2023

Net Income (Loss)	1,149	279	2,546	1,626
Other Comprehensive Income (Loss), Net of Income Taxes
Foreign currency translation gains and losses on net investment in foreign operations	224	(469)	697	(493)
Change in fair value of net investment hedges	(3)	15	(12)	25
Change in fair value of cash flow hedges	20	(17)	28	(18)
Reclassification to net income of (gains) losses on cash flow hedges	(2)	7	(2)	41
Other comprehensive income (loss) on equity investments	(27)	64	64	(7)
	212	(400)	775	(452)
Comprehensive Income (Loss)	1,361	(121)	3,321	1,174
Comprehensive income (loss) attributable to non-controlling interests	290	1	696	12
Comprehensive Income (Loss) Attributable to Controlling Interests	1,071	(122)	2,625	1,162
Preferred share dividends	27	23	50	46
Comprehensive Income (Loss) Attributable to Common Shares	1,044	(145)	2,575	1,116
See accompanying Notes to the Condensed consolidated financial statements.
52 | TC Energy Second Quarter 2024

Condensed consolidated statement of cash flows

	three months ended June 30		six months ended June 30
(unaudited - millions of Canadian $)	2024	2023	2024	2023

Cash Generated from Operations
Net income (loss)	1,149	279	2,546	1,626
Depreciation and amortization	717	694	1,436	1,371
Deferred income taxes	89	143	232	372
(Income) loss from equity investments	(341)	(248)	(697)	(551)
Impairment of equity investment	—	843	—	856
Distributions received from operating activities of equity investments	436	293	981	598
Employee post-retirement benefits funding, net of expense	4	(9)	8	(22)
Net (gain) loss on sale of assets	(48)	—	(48)	—
Equity allowance for funds used during construction	(120)	(96)	(220)	(180)
Unrealized (gains) losses on financial instruments	24	(180)	124	(312)
Expected credit loss provision	(3)	(9)	(23)	(115)
Other	(80)	(23)	(126)	58
(Increase) decrease in operating working capital	(172)	(177)	(516)	(117)
Net cash provided by operations	1,655	1,510	3,697	3,584
Investing Activities
Capital expenditures	(1,333)	(2,018)	(2,912)	(3,903)
Capital projects in development	(13)	(26)	(33)	(104)
Contributions to equity investments	(245)	(947)	(543)	(2,017)
Loans to affiliate (issued) repaid, net	—	—	—	250
Acquisitions, net of cash acquired	—	(164)	—	(302)
Proceeds from sale of assets, net of transaction costs	48	—	48	—
Other distributions from equity investments	—	—	30	16
Keystone XL contractual recoveries	3	5	5	5
Deferred amounts and other	(143)	(120)	(133)	9
Net cash (used in) provided by investing activities	(1,683)	(3,270)	(3,538)	(6,046)
Financing Activities
Notes payable issued (repaid), net	1,181	(1,429)	1,558	(3,654)
Long-term debt issued, net of issue costs	(1)	1,442	661	8,453
Long-term debt repaid	(1,258)	(350)	(1,662)	(460)
Disposition of equity interests, net of transaction costs	464	—	426	—
Dividends on common shares	(996)	(588)	(1,961)	(1,239)
Dividends on preferred shares	(24)	(24)	(47)	(46)
Contributions from non-controlling interests	5	—	5	—
Distributions to non-controlling interests	(82)	(15)	(364)	(36)
Distributions on Class C Interests	(1)	(1)	(2)	(42)
Common shares issued, net of issue costs	—	1	—	4
Net cash (used in) provided by financing activities	(712)	(964)	(1,386)	2,980
Effect of Foreign Exchange Rate Changes on Cash and Cash Equivalents	8	(36)	57	(47)
Increase (Decrease) in Cash and Cash Equivalents, Including Cash Balances Classified as Assets Held for Sale	(732)	(2,760)	(1,170)	471
Cash balances classified as assets held for sale	13	—	(34)	—
Increase (Decrease) in Cash and Cash Equivalents	(719)	(2,760)	(1,204)	471
Cash and Cash Equivalents - Beginning of period	3,193	3,851	3,678	620
Cash and Cash Equivalents - End of period	2,474	1,091	2,474	1,091
See accompanying Notes to the Condensed consolidated financial statements.
TC Energy Second Quarter 2024 | 53

Condensed consolidated balance sheet

(unaudited - millions of Canadian $)		June 30, 2024	December 31, 2023

ASSETS
Current Assets
Cash and cash equivalents		2,474	3,678
Accounts receivable		4,025	4,209
Inventories		1,015	982
Assets held for sale		683	—
Other current assets		2,263	2,503
		10,460	11,372
Plant, Property and Equipment	net of accumulated depreciation of $37,750 and $36,602, respectively	83,649	80,569
Net Investment in Leases		2,357	2,263
Equity Investments		10,922	10,314
Restricted Investments		2,843	2,636
Regulatory Assets		2,563	2,330
Goodwill		12,991	12,532
Other Long-Term Assets		2,181	3,018
		127,966	125,034
LIABILITIES
Current Liabilities
Notes payable		1,563	—
Accounts payable and other		6,303	6,987
Dividends payable		1,011	979
Accrued interest		856	913
Current portion of long-term debt		3,685	2,938
Liabilities related to assets held for sale		382	—
		13,800	11,817
Regulatory Liabilities		5,068	4,806
Other Long-Term Liabilities		1,097	1,015
Deferred Income Tax Liabilities		7,767	8,125
Long-Term Debt		49,146	49,976
Junior Subordinated Notes		10,594	10,287
		87,472	86,026
EQUITY
Common shares, no par value		30,002	30,002
Issued and outstanding:	June 30, 2024 – 1,037 million shares December 31, 2023 – 1,037 million shares
Preferred shares		2,499	2,499
Retained earnings (Accumulated deficit)		(2,839)	(2,997)
Accumulated other comprehensive income (loss)		458	49
Controlling Interests		30,120	29,553
Non-Controlling Interests		10,374	9,455
		40,494	39,008
		127,966	125,034
Commitments, Contingencies and Guarantees (Note 16)
Variable Interest Entities (Note 17)
Subsequent Event (Note 18)
See accompanying Notes to the Condensed consolidated financial statements.
54 | TC Energy Second Quarter 2024

Condensed consolidated statement of equity

	three months ended June 30		six months ended June 30
(unaudited - millions of Canadian $)	2024	2023	2024	2023

Common Shares
Balance at beginning of period	30,002	29,264	30,002	28,995
Shares issued:
Dividend reinvestment and share purchase plan	—	362	—	628
Exercise of stock options	—	1	—	4
Balance at end of period	30,002	29,627	30,002	29,627
Preferred Shares
Balance at beginning and end of period	2,499	2,499	2,499	2,499
Additional Paid-In Capital
Balance at beginning of period	—	725	—	722
Issuance of stock options, net of exercises	4	3	4	6
Disposition of equity interests, net of transaction costs	(33)	—	(22)	—
Reclassification of additional paid-in capital deficit to retained earnings (accumulated deficit)	29	—	18	—
Balance at end of period	—	728	—	728
Retained Earnings (Accumulated Deficit)
Balance at beginning of period	(2,777)	1,182	(2,997)	819
Net income (loss) attributable to controlling interests	990	273	2,216	1,609
Common share dividends	(996)	(956)	(1,992)	(1,908)
Preferred share dividends	(27)	(23)	(48)	(44)
Reclassification of additional paid-in capital deficit to retained earnings (accumulated deficit)	(29)	—	(18)	—
Balance at end of period	(2,839)	476	(2,839)	476
Accumulated Other Comprehensive Income (Loss)
Balance at beginning of period	377	903	49	955
Other comprehensive income (loss) attributable to controlling interests	102	(395)	430	(447)
Impact of non-controlling interest	(21)	—	(21)	—
Balance at end of period	458	508	458	508
Equity Attributable to Controlling Interests	30,120	33,838	30,120	33,838
Equity Attributable to Non-Controlling Interests
Balance at beginning of period	9,573	222	9,455	126
Disposition of equity interests	588	—	582	—
Other comprehensive income (loss) attributable to non-controlling interests	131	(5)	366	(5)
Net income (loss) attributable to non-controlling interests	159	6	330	17
Contributions from non-controlling interests	5	—	5	—
Distributions declared to non-controlling interests	(82)	(15)	(364)	(36)
Non-controlling interests on acquisition of Texas Wind Farms	—	116	—	222
Balance at end of period	10,374	324	10,374	324
Total Equity	40,494	34,162	40,494	34,162
See accompanying Notes to the Condensed consolidated financial statements.
TC Energy Second Quarter 2024 | 55

Notes to Condensed consolidated financial statements
(unaudited)
1. BASIS OF PRESENTATION
These Condensed consolidated financial statements of TC Energy Corporation (TC Energy or the Company) have been prepared by management in accordance with U.S. GAAP. The accounting policies applied are consistent with those outlined in TC Energy’s annual audited Consolidated financial statements for the year ended December 31, 2023, except as described in Note 2, Accounting changes. Capitalized and abbreviated terms that are used but not otherwise defined herein are identified in TC Energy’s 2023 Annual Report.
These Condensed consolidated financial statements reflect adjustments, all of which are normal recurring adjustments that are, in the opinion of management, necessary to reflect fairly the financial position and results of operations for the respective periods. These Condensed consolidated financial statements do not include all disclosures required in the annual financial statements and should be read in conjunction with the 2023 audited Consolidated financial statements included in TC Energy’s 2023 Annual Report. Certain comparative figures have been adjusted to reflect the current period's presentation.
Earnings for interim periods may not be indicative of results for the fiscal year in certain of the Company’s segments primarily due to:
•Natural gas pipelines segments – the timing of regulatory decisions and negotiated rate case settlements as well as seasonal fluctuations in short-term throughput volumes on U.S. pipelines and marketing activities
•Liquids Pipelines – fluctuations in throughput volumes on the Keystone Pipeline System and marketing activities
•Power and Energy Solutions – the impacts of seasonal weather conditions on customer demand, market supply and prices of natural gas and power as well as maintenance outages in certain of the Company’s investments in electrical power generation plants and Canadian non-regulated natural gas storage facilities and marketing activities.
In addition to the factors mentioned above, revenues and segmented earnings are impacted by fluctuations in foreign exchange rates, mainly related to the Company's U.S. dollar-denominated operations and Mexican peso-denominated exposure.
Use of Estimates and Judgments
In preparing these Condensed consolidated financial statements, TC Energy is required to make estimates and assumptions that affect both the amount and timing of recording assets, liabilities, revenues and expenses since the determination of these items may be dependent on future events. The Company uses the most current information available and exercises careful judgment in making these estimates and assumptions. In the opinion of management, these Condensed consolidated financial statements have been properly prepared within reasonable limits of materiality and within the framework of the Company’s significant accounting policies included in the annual audited Consolidated financial statements for the year ended December 31, 2023, except as described in Note 2, Accounting changes.

56 | TC Energy Second Quarter 2024

2. ACCOUNTING CHANGES
Changes in Accounting Policies for 2024
Leases
In March 2023, the FASB issued new guidance that clarified the accounting for leasehold improvements associated with common control leases. This new guidance was effective January 1, 2024 and did not have a material impact on the Company's consolidated financial statements.
Future Accounting Changes
Income Taxes
In December 2023, the FASB issued new guidance to enhance the transparency and decision usefulness of income tax disclosures through improvements to the rate reconciliation and income taxes paid information. The guidance also includes certain other amendments to improve the effectiveness of income tax disclosures. This new guidance is effective for the annual period beginning January 1, 2025. The guidance is applied prospectively with retrospective application permitted. Early adoption is permitted for annual financial statements not yet issued. The Company does not expect this guidance to have a material impact on the Company's condensed consolidated financial statements.
Segment Reporting
In November 2023, the FASB issued new guidance to improve disclosures about a public entity's reportable segments and address requests from investors for additional, more detailed information about a reportable segment's expenses. The guidance is effective for annual periods beginning January 1, 2024 and interim periods beginning January 1, 2025. Early adoption is permitted and the guidance is applied retrospectively. The Company is currently assessing the impact of the standard on the Company's condensed consolidated financial statements.
3. SPINOFF OF LIQUIDS PIPELINES BUSINESS
In 2023, TC Energy announced plans to separate into two independent, investment-grade, publicly listed companies through the proposed spinoff of its Liquids Pipelines business (the spinoff Transaction). The name of the new Liquids Pipelines business will be South Bow Corporation (South Bow). Under the spinoff Transaction, common shareholders of TC Energy as of the record date to be established for the spinoff Transaction will receive, in exchange for each TC Energy share, one new TC Energy share and 0.2 of a South Bow common share.
On June 4, 2024, shareholders of TC Energy approved the spinoff Transaction. TC Energy expects that the effective separation date will occur in early fourth quarter 2024.
TC Energy Second Quarter 2024 | 57

4. SEGMENTED INFORMATION

three months ended June 30, 2024	Canadian Natural Gas Pipelines	U.S. Natural Gas Pipelines	Mexico Natural Gas Pipelines	Liquids Pipelines	Power and Energy Solutions
(unaudited - millions of Canadian $)						Corporate[1]		Total

Revenues	1,417	1,468	217	758	225	—		4,085
Intersegment revenues	—	24	—	—	49	(73)	[2]	—
	1,417	1,492	217	758	274	(73)		4,085
Income (loss) from equity investments[3]	5	66	100	16	154	—		341
Plant operating costs and other[3]	(497)	(434)	(28)	(248)	(170)	47	[2]	(1,330)
Commodity purchases resold	—	(31)	—	(144)	(10)	—		(185)
Property taxes	(79)	(130)	—	(26)	(1)	—		(236)
Depreciation and amortization	(342)	(239)	(23)	(86)	(27)	—		(717)
Net gain (loss) on sale of assets	10	38	—	—	—	—		48
Segmented Earnings (Losses)	514	762	266	270	220	(26)		2,006
Interest expense								(843)
Allowance for funds used during construction								184
Foreign exchange gains (losses), net								(67)
Interest income and other								69
Income (Loss) before Income Taxes								1,349
Income tax (expense) recovery								(200)
Net Income (Loss)								1,149
Net (income) loss attributable to non-controlling interests								(159)
Net Income (Loss) Attributable to Controlling Interests								990
Preferred share dividends								(27)
Net Income (Loss) Attributable to Common Shares								963

Capital Spending[4]
Capital expenditures	239	453	605	27	11	(2)		1,333
Capital projects in development	—	1	—	—	12	—		13
Contributions to equity investments	65	—	—	—	180	—		245
	304	454	605	27	203	(2)		1,591
1Includes intersegment eliminations.
2The Company records intersegment sales at contracted rates. For segmented reporting, these transactions are included as Intersegment revenues in the segment providing the service and Plant operating costs and other in the segment receiving the service. These transactions are eliminated on consolidation. Intersegment profit is recognized when the product or service has been provided to third parties or otherwise realized.
3The Mexico Natural Gas Pipelines segment includes a recovery of $3 million on the ECL provision with respect to the net investment in leases associated with the in-service TGNH pipelines. Income (loss) from equity investments includes nil on the ECL provision for contract assets related to Sur de Texas. There was no change in the ECL provision for contract assets related to certain other Mexico natural gas pipelines.
4Included in investing activities in the Condensed consolidated statement of cash flows.

58 | TC Energy Second Quarter 2024

three months ended June 30, 2023	Canadian Natural Gas Pipelines	U.S. Natural Gas Pipelines	Mexico Natural Gas Pipelines	Liquids Pipelines	Power and Energy Solutions
(unaudited - millions of Canadian $)						Corporate[1]		Total

Revenues	1,297	1,376	207	682	268	—		3,830
Intersegment revenues	—	25	—	—	22	(47)	[2]	—
	1,297	1,401	207	682	290	(47)		3,830
Income (loss) from equity investments	5	56	13	18	156	—		248
Impairment of equity investment	(843)	—	—	—	—	—		(843)
Plant operating costs and other[3]	(446)	(392)	(16)	(211)	(162)	11	[2]	(1,216)
Commodity purchases resold	—	—	—	(102)	(6)	—		(108)
Property taxes	(76)	(116)	—	(29)	(1)	—		(222)
Depreciation and amortization	(331)	(234)	(22)	(85)	(22)	—		(694)
Segmented Earnings (Losses)	(394)	715	182	273	255	(36)		995
Interest expense								(791)
Allowance for funds used during construction								148
Foreign exchange gains (losses), net								169
Interest income and other								16
Income (Loss) before Income Taxes								537
Income tax (expense) recovery								(258)
Net Income (Loss)								279
Net (income) loss attributable to non-controlling interests								(6)
Net Income (Loss) Attributable to Controlling Interests								273
Preferred share dividends								(23)
Net Income (Loss) Attributable to Common Shares								250

Capital Spending[4]
Capital expenditures	701	539	715	11	41	11		2,018
Capital projects in development	5	—	—	—	21	—		26
Contributions to equity investments	744	—	—	—	203	—		947
	1,450	539	715	11	265	11		2,991
1Includes intersegment eliminations.
2The Company records intersegment sales at contracted rates. For segmented reporting, these transactions are included as Intersegment revenues in the segment providing the service and Plant operating costs and other in the segment receiving the service. These transactions are eliminated on consolidation. Intersegment profit is recognized when the product or service has been provided to third parties or otherwise realized.
3The Mexico Natural Gas Pipelines segment includes a recovery of $8 million on the ECL provision with respect to the net investment in leases associated with the in-service TGNH pipelines and a recovery of $1 million on the ECL provision for contract assets related to certain other Mexico natural gas pipelines.
4Included in investing activities in the Condensed consolidated statement of cash flows.
TC Energy Second Quarter 2024 | 59

six months ended June 30, 2024	Canadian Natural Gas Pipelines	U.S. Natural Gas Pipelines	Mexico Natural Gas Pipelines	Liquids Pipelines	Power and Energy Solutions
(unaudited - millions of Canadian $)						Corporate[1]		Total

Revenues	2,801	3,140	431	1,492	464	—		8,328
Intersegment revenues	—	50	—	—	49	(99)	[2]	—
	2,801	3,190	431	1,492	513	(99)		8,328
Income (loss) from equity investments[3]	11	192	130	33	331	—		697
Plant operating costs and other[3]	(963)	(824)	(37)	(460)	(294)	15	[2]	(2,563)
Commodity purchases resold	—	(66)	—	(252)	(22)	—		(340)
Property taxes	(157)	(246)	—	(56)	(3)	—		(462)
Depreciation and amortization	(687)	(479)	(46)	(171)	(53)	—		(1,436)
Net gain (loss) on sale of assets	10	38	—	—	—	—		48
Segmented Earnings (Losses)	1,015	1,805	478	586	472	(84)		4,272
Interest expense								(1,680)
Allowance for funds used during construction								341
Foreign exchange gains (losses), net								(40)
Interest income and other								146
Income (Loss) before Income Taxes								3,039
Income tax (expense) recovery								(493)
Net Income (Loss)								2,546
Net (income) loss attributable to non-controlling interests								(330)
Net Income (Loss) Attributable to Controlling Interests								2,216
Preferred share dividends								(50)
Net Income (Loss) Attributable to Common Shares								2,166

Capital Spending[4]
Capital expenditures	580	1,037	1,220	44	28	3		2,912
Capital projects in development	—	1	—	—	32	—		33
Contributions to equity investments	177	—	—	—	366	—		543
	757	1,038	1,220	44	426	3		3,488
1Includes intersegment eliminations.
2The Company records intersegment sales at contracted rates. For segmented reporting, these transactions are included as Intersegment revenues in the segment providing the service and Plant operating costs and other in the segment receiving the service. These transactions are eliminated on consolidation. Intersegment profit is recognized when the product or service has been provided to third parties or otherwise realized.
3The Mexico Natural Gas Pipelines segment includes a recovery of $21 million on the ECL provision with respect to the net investment in leases associated with the in-service TGNH pipelines and a recovery of $2 million on the ECL provision for contract assets related to certain other Mexico natural gas pipelines. Income (loss) from equity investments includes a recovery of $1 million on the ECL provision for contract assets related to Sur de Texas.
4    Included in investing activities in the Condensed consolidated statement of cash flows.

60 | TC Energy Second Quarter 2024

six months ended June 30, 2023	Canadian Natural Gas Pipelines	U.S. Natural Gas Pipelines	Mexico Natural Gas Pipelines	Liquids Pipelines	Power and Energy Solutions
(unaudited - millions of Canadian $)						Corporate[1]		Total

Revenues	2,526	3,085	412	1,220	515	—		7,758
Intersegment revenues	—	51	—	—	22	(73)	[2]	—
	2,526	3,136	412	1,220	537	(73)		7,758
Income (loss) from equity investments	10	164	4	32	341	—		551
Impairment of equity investment	(856)	—	—	—	—	—		(856)
Plant operating costs and other[3]	(863)	(801)	64	(388)	(320)	35	[2]	(2,273)
Commodity purchases resold	—	—	—	(186)	(9)	—		(195)
Property taxes	(153)	(234)	—	(60)	(2)	—		(449)
Depreciation and amortization	(647)	(471)	(44)	(169)	(40)	—		(1,371)
Segmented Earnings (Losses)	17	1,794	436	449	507	(38)		3,165
Interest expense								(1,553)
Allowance for funds used during construction								279
Foreign exchange gains (losses), net								276
Interest income and other								58
Income (Loss) before Income Taxes								2,225
Income tax (expense) recovery								(599)
Net Income (Loss)								1,626
Net (income) loss attributable to non-controlling interests								(17)
Net Income (Loss) Attributable to Controlling Interests								1,609
Preferred share dividends								(46)
Net Income (Loss) Attributable to Common Shares								1,563

Capital Spending[4]
Capital expenditures	1,523	1,141	1,101	24	97	17		3,903
Capital projects in development	8	—	—	—	96	—		104
Contributions to equity investments	1,644	—	—	—	373	—		2,017
	3,175	1,141	1,101	24	566	17		6,024
1Includes intersegment eliminations.
2The Company records intersegment sales at contracted rates. For segmented reporting, these transactions are included as Intersegment revenues in the segment providing the service and Plant operating costs and other in the segment receiving the service. These transactions are eliminated on consolidation. Intersegment profit is recognized when the product or service has been provided to third parties or otherwise realized.
3The Mexico Natural Gas Pipelines segment includes a recovery of $103 million on the ECL provision with respect to the net investment in leases associated with the in-service TGNH pipelines and a recovery of $12 million on the ECL provision for contract assets related to certain other Mexico natural gas pipelines. Income (loss) from equity investments includes an expense of $2 million on the ECL provision for contract assets related to Sur de Texas.
4    Included in investing activities in the Condensed consolidated statement of cash flows.

TC Energy Second Quarter 2024 | 61

Total Assets by Segment

(unaudited - millions of Canadian $)	June 30, 2024	December 31, 2023

Canadian Natural Gas Pipelines	30,258	29,782
U.S. Natural Gas Pipelines	52,881	50,499
Mexico Natural Gas Pipelines	14,084	12,003
Liquids Pipelines	15,810	15,490
Power and Energy Solutions	9,543	9,525
Corporate	5,390	7,735
	127,966	125,034
62 | TC Energy Second Quarter 2024

5. REVENUES
Disaggregation of Revenues
The following tables summarize total Revenues for the three and six months ended June 30, 2024 and 2023:

three months ended June 30, 2024	Canadian Natural Gas Pipelines	U.S. Natural Gas Pipelines	Mexico Natural Gas Pipelines	Liquids Pipelines	Power and Energy Solutions	Total
(unaudited - millions of Canadian $)

Revenues from contracts with customers
Capacity arrangements and transportation	1,413	1,259	110	574	—	3,356
Power generation	—	—	—	—	54	54
Natural gas storage and other[1,2]	4	212	30	—	106	352
	1,417	1,471	140	574	160	3,762
Sales-type lease income	—	—	77	—	—	77
Other revenues[3]	—	(3)	—	184	65	246
	1,417	1,468	217	758	225	4,085
1The Canadian Natural Gas Pipelines segment includes $4 million of fee revenues from an affiliate related to development and construction of the Coastal GasLink pipeline project, which is 35 per cent owned by TC Energy.
2The Mexico Natural Gas Pipelines segment includes $25 million of revenues generated from non-lease components for the provision of operating and maintenance services with respect to sales-type leases on the in-service TGNH pipelines.
3Other revenues include income from the Company's marketing activities and financial instruments. Refer to Note 14, Risk management and financial instruments, for additional information. Additionally, other revenues include $30 million of operating lease income.

three months ended June 30, 2023	Canadian Natural Gas Pipelines	U.S. Natural Gas Pipelines	Mexico Natural Gas Pipelines	Liquids Pipelines	Power and Energy Solutions	Total
(unaudited - millions of Canadian $)

Revenues from contracts with customers
Capacity arrangements and transportation	1,289	1,153	109	536	—	3,087
Power generation	—	—	—	—	117	117
Natural gas storage and other[1,2]	8	203	29	—	105	345
	1,297	1,356	138	536	222	3,549
Sales-type lease income	—	—	69	—	—	69
Other revenues[3]	—	20	—	146	46	212
	1,297	1,376	207	682	268	3,830
1The Canadian Natural Gas Pipelines segment includes $8 million of fee revenues from an affiliate related to development and construction of the Coastal GasLink pipeline project, which is 35 per cent owned by TC Energy.
2The Mexico Natural Gas Pipelines segment includes $22 million of revenues generated from non-lease components for the provision of operating and maintenance services with respect to sales-type leases on the in-service TGNH pipelines.
3Other revenues include income from the Company's marketing activities and financial instruments. Refer to Note 14, Risk management and financial instruments, for additional information. Additionally, other revenues include $30 million of operating lease income.

TC Energy Second Quarter 2024 | 63

six months ended June 30, 2024	Canadian Natural Gas Pipelines	U.S. Natural Gas Pipelines	Mexico Natural Gas Pipelines	Liquids Pipelines	Power and Energy Solutions	Total
(unaudited - millions of Canadian $)

Revenues from contracts with customers
Capacity arrangements and transportation	2,791	2,675	217	1,166	—	6,849
Power generation	—	—	—	—	154	154
Natural gas storage and other[1,2]	10	426	61	3	188	688
	2,801	3,101	278	1,169	342	7,691
Sales-type lease income	—	—	153	—	—	153
Other revenues[3]	—	39	—	323	122	484
	2,801	3,140	431	1,492	464	8,328
1The Canadian Natural Gas Pipelines segment includes $10 million of fee revenues from an affiliate related to development and construction of the Coastal GasLink pipeline project, which is 35 per cent owned by TC Energy.
2The Mexico Natural Gas Pipelines segment includes $49 million of revenues generated from non-lease components for the provision of operating and maintenance services with respect to sales-type leases on the in-service TGNH pipelines.
3Other revenues include income from the Company's marketing activities and financial instruments. Refer to Note 14, Risk management and financial instruments, for additional information. Additionally, other revenues include $61 million of operating lease income.

six months ended June 30, 2023	Canadian Natural Gas Pipelines	U.S. Natural Gas Pipelines	Mexico Natural Gas Pipelines	Liquids Pipelines	Power and Energy Solutions	Total
(unaudited - millions of Canadian $)

Revenues from contracts with customers
Capacity arrangements and transportation	2,510	2,503	218	974	—	6,205
Power generation	—	—	—	—	233	233
Natural gas storage and other[1,2]	16	448	62	1	214	741
	2,526	2,951	280	975	447	7,179
Sales-type lease income	—	—	132	—	—	132
Other revenues[3]	—	134	—	245	68	447
	2,526	3,085	412	1,220	515	7,758
1The Canadian Natural Gas Pipelines segment includes $16 million of fee revenues from an affiliate related to development and construction of the Coastal GasLink pipeline project, which is 35 per cent owned by TC Energy.
2The Mexico Natural Gas Pipelines segment includes $49 million of revenues generated from non-lease components for the provision of operating and maintenance services with respect to sales-type leases on the in-service TGNH pipelines.
3Other revenues include income from the Company's marketing activities and financial instruments. Refer to Note 14, Risk management and financial instruments, for additional information. Additionally, other revenues include $62 million of operating lease income.

64 | TC Energy Second Quarter 2024

Contract Balances

(unaudited - millions of Canadian $)	June 30, 2024	December 31, 2023	Affected line item on the Condensed consolidated balance sheet

Receivables from contracts with customers	1,626	1,832	Accounts receivable
Contract assets	213	151	Other current assets
Long-term contract assets	528	457	Other long-term assets
Contract liabilities[1]	66	69	Accounts payable and other
Long-term contract liabilities	11	12	Other long-term liabilities
1During the six months ended June 30, 2024, $44 million (2023 – $37 million) of revenues were recognized that were included in contract liabilities and long-term contract liabilities at the beginning of the period.
Contract assets and long-term contract assets primarily relate to the Company’s right to revenues for services completed but not invoiced at the reporting date on long-term committed capacity natural gas pipelines contracts. The change in contract assets is primarily related to the transfer to Accounts receivable when these rights become unconditional and the customer is invoiced, as well as the recognition of additional revenues that remain to be invoiced. Contract liabilities and long-term contract liabilities primarily represent unearned revenue for contracted services.
Future Revenues from Remaining Performance Obligations
As at June 30, 2024, future revenues from long-term pipeline capacity arrangements and transportation as well as natural gas storage and other contracts extending through 2055 are approximately $22.6 billion, of which approximately $4.0 billion is expected to be recognized during the remainder of 2024.
TC Energy Second Quarter 2024 | 65

6. COASTAL GASLINK
Subordinated Loan Agreement
Committed capacity under the subordinated loan agreement between TC Energy and Coastal GasLink Pipeline Limited Partnership (Coastal GasLink LP) was $3.4 billion with a balance outstanding of $2.6 billion at June 30, 2024 (December 31, 2023 – $3.4 billion and $2.5 billion, respectively).
Any amounts outstanding on the loan will be repaid by Coastal GasLink LP to TC Energy once final project costs are known, which will be determined after the pipeline is placed in service. Coastal GasLink LP partners, including TC Energy, will contribute equity to Coastal GasLink LP to ultimately fund Coastal GasLink LP’s repayment of this subordinated loan to TC Energy. The Company expects that these additional equity contributions will be predominantly funded by TC Energy.
Amounts drawn under the subordinated loan agreement are accounted for as in-substance equity contributions and are presented as Contributions to equity investments on the Company’s Condensed consolidated statement of cash flows. Interest and principal repayments on this loan, which are expected to be predominantly funded by TC Energy, will be accounted for as an equity investment distribution to the Company once received.
In the three and six months ended June 30, 2024, draws of nil and $50 million (2023 – $708 million and $785 million, net of repayments, respectively) were made by Coastal GasLink LP under the subordinated loan agreement. The table below reflects the changes in the carrying value of this loan receivable balance.

(unaudited - millions of Canadian $)

Outstanding balance at December 31, 2023	2,520
Impairment in prior years	(2,020)
Issuances in the six months ended June 30, 2024	50
Outstanding balance at June 30, 2024	550
Subordinated Demand Revolving Credit Facility Agreement
On June 25, 2024, the Company amended its subordinated demand revolving credit facility agreement with Coastal GasLink LP, adding a new facility to provide short-term liquidity and funding flexibility for the Cedar Link project. The new facility has a capacity of $20 million and bears interest at a floating market-based rate. Facilities available through this agreement have a combined capacity of $120 million (December 31, 2023 – $100 million) with no outstanding balances at June 30, 2024.
Impairment of Equity Investment in Coastal GasLink LP
In the three and six months ended June 30, 2024, no impairment charges were recorded (2023 – pre-tax impairment charges of $843 million and $856 million, respectively) as there were no events or changes in circumstances since December 31, 2023 indicating a significant adverse impact on the estimated fair value of the Company’s investment in Coastal GasLink LP.
Between December 31, 2022 and September 30, 2023, with the expectation that additional equity contributions under the subordinated loan agreement will be predominantly funded by TC Energy, the Company completed valuation assessments for the year ended December 31, 2022 and the first three quarters of 2023. For each period in which an assessment was performed, the Company concluded that the fair value of its investment in Coastal GasLink LP was below its carrying value and that these were other-than-temporary impairments. As a result, the cumulative pre-tax impairment charge recognized at June 30, 2024 is $5,148 million ($4,586 million after tax).
At June 30, 2024, the carrying value of the Company's investment was $567 million (December 31, 2023 – $294 million), which reflects the balance of amounts, net of impairments, drawn on the subordinated loan and other changes to TC Energy's equity investment.
At June 30, 2024, TC Energy expects approximately $0.9 billion in additional funding related to the capital cost estimates to complete the Coastal GasLink pipeline and the Cedar Link project.
66 | TC Energy Second Quarter 2024

7. INCOME TAXES
Effective Tax Rates
The effective income tax rates were 16 per cent and 27 per cent for the six months ended June 30, 2024 and 2023, respectively. The decrease in the effective income tax rate was primarily due to an unrealized non-taxable capital loss from the Coastal GasLink LP impairment in 2023, the impact of Mexico foreign exchange exposure and higher net income attributable to non-controlling interests, partially offset by lower foreign income tax rate differentials in 2024.
8. ASSETS HELD FOR SALE
Portland Natural Gas Transmission System
On March 4, 2024, the Company announced that TC Energy and its partner Northern New England Investment Company, Inc., a subsidiary of Énergir L.P. (Énergir), entered into a purchase and sale agreement to sell Portland Natural Gas Transmission System (PNGTS) to BlackRock, through a fund managed by its Diversified Infrastructure business and investment funds managed by Morgan Stanley Infrastructure Partners (the Purchaser), for expected proceeds of approximately $1.5 billion (US$1.1 billion), including the Purchaser's assumption of US$250 million of Senior Notes outstanding at PNGTS, which is currently consolidated on the Company's Condensed consolidated balance sheet.
The cash proceeds will be split pro-rata according to the current PNGTS ownership interests (TC Energy – 61.7 per cent, Énergir – 38.3 per cent) and will be paid at closing, subject to certain customary adjustments. The transaction is expected to close in third quarter 2024, subject to the receipt of regulatory approvals and customary closing conditions.
At June 30, 2024, the related assets and liabilities classified as held for sale were as follows:

(unaudited - millions of Canadian $)	June 30, 2024

Assets Held for Sale
Current assets	59
Plant, property and equipment	624
683
Liabilities Related to Assets Held for Sale
Current liabilities	24
Long-term debt, net	342
Other long-term liabilities	16
382
TC Energy Second Quarter 2024 | 67

9. KEYSTONE ENVIRONMENTAL PROVISION
In December 2022, a pipeline incident occurred in Washington County, Kansas on the Keystone Pipeline System. At December 31, 2023, the Company had accrued a life-to-date environmental liability of $794 million, before expected insurance recoveries and not including potential fines and penalties which continue to be indeterminable. For the six months ended June 30, 2024, amounts paid for the environmental remediation liability were $75 million (2023 – $433 million). The remaining balance reflected in Accounts payable and other and Other long-term liabilities on the Company's Condensed consolidated balance sheet was $50 million and $10 million, respectively at June 30, 2024 (December 31, 2023 – $122 million and $9 million, respectively).
The expected recovery of the remaining estimated environmental remediation costs recorded in Other current assets and Other long-term assets were $126 million and $35 million, respectively at June 30, 2024 (December 31, 2023 – $150 million and $33 million, respectively). An additional $36 million was accrued in 2023, which is to be recovered from TC Energy's wholly-owned captive insurance subsidiary. This amount was recorded as an expense in Interest income and other in the Condensed consolidated statement of income. For the six months ended June 30, 2024, the Company received $28 million (2023 – $194 million) from its insurance policies related to the costs for environmental remediation.
68 | TC Energy Second Quarter 2024

10. LONG-TERM DEBT
Long-Term Debt Issued
Long-term debt issued by the Company in the six months ended June 30, 2024 included the following:

(unaudited - millions of Canadian $, unless otherwise noted)
Company	Issue date	Type	Maturity date	Amount	Interest rate

Columbia Pipelines Holding Company LLC
	January 2024	Senior Unsecured Notes	January 2034	US 500	5.68%
Long-Term Debt Repaid/Retired
Long-term debt repaid by the Company in the six months ended June 30, 2024 included the following:

(unaudited - millions of Canadian $, unless otherwise noted)
Company	Repayment date	Type	Amount	Interest rate

TransCanada PipeLines Limited
	June 2024	Medium Term Notes	750	Floating
ANR Pipeline Company
	February 2024	Senior Unsecured Notes	US 125	7.38%
Nova Gas Transmission Ltd.
	March 2024	Debentures	100	9.90%
TC Energía Mexicana, S. de R.L. de C.V.
	Various	Senior Unsecured Term Loan	US 265	Floating
	Various	Senior Unsecured Revolving Credit Facility	US 185	Floating
Capitalized Interest
In the three and six months ended June 30, 2024, TC Energy capitalized interest related to capital projects of $66 million and $134 million, respectively (2023 – $42 million and $72 million, respectively).
TC Energy Second Quarter 2024 | 69

11. COMMON SHARES AND PREFERRED SHARES
The Board of Directors of TC Energy declared quarterly dividends as follows:

	three months ended June 30		six months ended June 30
(unaudited - Canadian $, rounded to two decimals)	2024	2023	2024	2023

per common share	0.96	0.93	1.92	1.86

per Series 1 preferred share	0.22	0.22	0.43	0.43
per Series 2 preferred share	0.43	0.40	0.86	0.78
per Series 3 preferred share	0.11	0.11	0.21	0.21
per Series 4 preferred share	0.39	0.36	0.78	0.70
per Series 5 preferred share	0.12	0.12	0.24	0.24
per Series 6 preferred share	0.41	0.37	0.82	0.73
per Series 7 preferred share	0.37	0.24	0.62	0.49
per Series 9 preferred share	0.24	0.24	0.47	0.47
per Series 11 preferred share	0.21	0.21	0.21	0.21
Shareholders of the Series 7 preferred shares had the option to convert to Series 8 preferred shares by providing notice on or before April 15, 2024. As the total number of Series 7 preferred shares tendered for conversion did not meet the established threshold, no Series 7 preferred shares were subsequently converted into Series 8 preferred shares.
70 | TC Energy Second Quarter 2024

12. OTHER COMPREHENSIVE INCOME (LOSS) AND ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)
Components of other comprehensive income (loss), including the portion attributable to non-controlling interests and related tax effects, were as follows:

three months ended June 30, 2024	Before tax amount	Income tax (expense) recovery	Net of tax amount
(unaudited - millions of Canadian $)

Foreign currency translation gains and losses on net investment in foreign operations	222	2	224
Change in fair value of net investment hedges	(3)	—	(3)
Change in fair value of cash flow hedges	25	(5)	20
Reclassification to net income of (gains) losses on cash flow hedges	(2)	—	(2)
Other comprehensive income (loss) on equity investments	(36)	9	(27)
Other Comprehensive Income (Loss)	206	6	212

three months ended June 30, 2023	Before tax amount	Income tax (expense) recovery	Net of tax amount
(unaudited - millions of Canadian $)

Foreign currency translation gains and losses on net investment in foreign operations	(461)	(8)	(469)
Change in fair value of net investment hedges	20	(5)	15
Change in fair value of cash flow hedges	(22)	5	(17)
Reclassification to net income of (gains) losses on cash flow hedges	10	(3)	7
Other comprehensive income (loss) on equity investments	86	(22)	64
Other Comprehensive Income (Loss)	(367)	(33)	(400)

six months ended June 30, 2024	Before tax amount	Income tax (expense) recovery	Net of tax amount
(unaudited - millions of Canadian $)

Foreign currency translation gains and losses on net investment in foreign operations	692	5	697
Change in fair value of net investment hedges	(15)	3	(12)
Change in fair value of cash flow hedges	36	(8)	28
Reclassification to net income of (gains) losses on cash flow hedges	(2)	—	(2)
Other comprehensive income (loss) on equity investments	84	(20)	64
Other Comprehensive Income (Loss)	795	(20)	775

six months ended June 30, 2023	Before tax amount	Income tax (expense) recovery	Net of tax amount
(unaudited - millions of Canadian $)

Foreign currency translation gains and losses on net investment in foreign operations	(484)	(9)	(493)
Change in fair value of net investment hedges	33	(8)	25
Change in fair value of cash flow hedges	(23)	5	(18)
Reclassification to net income of (gains) losses on cash flow hedges	54	(13)	41
Other comprehensive income (loss) on equity investments	(9)	2	(7)
Other Comprehensive Income (Loss)	(429)	(23)	(452)

TC Energy Second Quarter 2024 | 71

The changes in AOCI by component, net of tax, were as follows:

three months ended June 30, 2024	Currency translation adjustments	Cash flow hedges	Pension and other post-retirement benefit plans adjustments	Equity investments	Total
(unaudited - millions of Canadian $)

AOCI balance at April 1, 2024	(88)	(27)	(55)	547	377
Other comprehensive income (loss) before reclassifications[1]	111	20	—	(23)	108
Amounts reclassified from AOCI	—	(2)	—	(4)	(6)
Net current period other comprehensive income (loss)	111	18	—	(27)	102
Impact of non-controlling interest[2]	(21)	—	—	—	(21)
AOCI balance at June 30, 2024	2	(9)	(55)	520	458
1    Other comprehensive income (loss) before reclassifications on currency translation adjustments is net of non-controlling interest gains of $131 million (2023 – losses of $5 million).
2    Represents the AOCI attributable to Comisión Federal de Electricidad's (CFE) 13.01 per cent non-controlling equity interest in TGNH.

six months ended June 30, 2024	Currency translation adjustments	Cash flow hedges	Pension and other post-retirement benefit plans adjustments	Equity investments	Total
(unaudited - millions of Canadian $)

AOCI balance at January 1, 2024	(317)	(35)	(55)	456	49
Other comprehensive income (loss) before reclassifications[1]	340	28	—	72	440
Amounts reclassified from AOCI[2]	—	(2)	—	(8)	(10)
Net current period other comprehensive income (loss)	340	26	—	64	430
Impact of non-controlling interest[3]	(21)	—	—	—	(21)
AOCI balance at June 30, 2024	2	(9)	(55)	520	458
1    Other comprehensive income (loss) before reclassifications on currency translation adjustments is net of non-controlling interest gains of $366 million (2023 – losses of $5 million).
2    Gains related to cash flow hedges reported in AOCI and expected to be reclassified to net income in the next 12 months are estimated to be $10 million ($8 million after tax) at June 30, 2024. These estimates assume constant commodity prices, interest rates and foreign exchange rates over time; however, the amounts reclassified will vary based on the actual value of these factors at the date of settlement.
3    Represents the AOCI attributable to CFE's 13.01 per cent non-controlling equity interest in TGNH.
Details about reclassifications out of AOCI into the Condensed consolidated statement of income were as follows:

	three months ended June 30		six months ended June 30		Affected line item in the Condensed consolidated statement of income[1]
(unaudited - millions of Canadian $)	2024	2023	2024	2023

Cash flow hedges
Commodities	5	(7)	8	(48)	Revenues (Power and Energy Solutions)
Interest rate	(3)	(3)	(6)	(6)	Interest expense
	2	(10)	2	(54)	Total before tax
	—	3	—	13	Income tax (expense) recovery
	2	(7)	2	(41)	Net of tax
Equity investments
Equity income (loss)	5	5	10	11	Income (loss) from equity investments
	(1)	(1)	(2)	(3)	Income tax (expense) recovery
	4	4	8	8	Net of tax
1All amounts in parentheses indicate expenses to the Condensed consolidated statement of income.
72 | TC Energy Second Quarter 2024

13. EMPLOYEE POST-RETIREMENT BENEFITS
The components of the net benefit cost (recovery) recognized for the Company’s pension benefit plans and other         post-retirement benefit plans were as follows:

	three months ended June 30				six months ended June 30
	Pension benefit plans		Other post-retirement benefit plans		Pension benefit plans		Other post-retirement benefit plans
(unaudited - millions of Canadian $)	2024	2023	2024	2023	2024	2023	2024	2023

Service cost[1]	27	23	1	—	55	46	1	1
Other components of net benefit cost (recovery)[1]
Interest cost	40	40	3	4	80	79	7	8
Expected return on plan assets	(63)	(58)	(4)	(4)	(125)	(117)	(7)	(8)
Amortization of regulatory asset	—	—	(1)	—	—	—	(1)	—
	(23)	(18)	(2)	—	(45)	(38)	(1)	—
Net Benefit Cost (Recovery)	4	5	(1)	—	10	8	—	1
1Service cost and other components of net benefit cost (recovery) are included in Plant operating costs and other in the Condensed consolidated statement of income.
TC Energy Second Quarter 2024 | 73

14. RISK MANAGEMENT AND FINANCIAL INSTRUMENTS
Risk Management Overview
TC Energy has exposure to market risk and counterparty credit risk and has strategies, policies and limits in place to manage the impact of these risks on its earnings, cash flows and, ultimately, shareholder value.
Counterparty Credit Risk
TC Energy’s exposure to counterparty credit risk includes its cash and cash equivalents, accounts receivable and certain contractual recoveries, available-for-sale assets, the fair value of derivative assets, net investment in leases and certain contract assets in Mexico.
Market events causing disruptions in global energy demand and supply may contribute to economic uncertainties impacting a number of TC Energy's customers. While the majority of the Company's credit exposure is to large creditworthy entities, TC Energy maintains close monitoring and communication with those counterparties experiencing greater financial pressures. Refer to TC Energy's 2023 Annual Report for more information about the factors that mitigate the Company's counterparty credit risk exposure.
The Company reviews financial assets carried at amortized cost for impairment using the lifetime expected loss of the financial asset at initial recognition and throughout the life of the financial asset. TC Energy uses historical credit loss and recovery data, adjusted for management's judgment regarding current economic and credit conditions, along with reasonable and supportable forecasts to determine any impairment, which is recognized in Plant operating costs and other.
For the three and six months ended June 30, 2024, the Company recorded a recovery of $3 million and $21 million, respectively (2023 – $8 million and $103 million, respectively) on the ECL provision before tax with respect to the net investment in leases associated with the in-service TGNH pipelines and a recovery of nil and $2 million, respectively     (2023 – $1 million and $12 million, respectively) on the ECL provision for contract assets related to certain other Mexico natural gas pipelines. At June 30, 2024, the balance of the ECL provision was $58 million (December 31, 2023 – $76 million) with respect to the net investment in leases associated with the in-service TGNH pipelines and $2 million         (December 31, 2023 – $4 million) related to certain other Mexico natural gas pipelines. For the three and six months ended June 30, 2024, Income (loss) from equity investments includes a recovery of nil and $1 million, respectively         (2023 – nil and expense of $2 million, respectively) on the ECL provision for contract assets related to TC Energy's equity investment in Sur de Texas. The ECL provision is driven primarily by a probability of default measure for the counterparty, which is calculated using information published by an external third party.
At June 30, 2024, the Company had no significant credit losses, other than the ECL provisions noted above and there were no significant credit risk concentrations or amounts past due or impaired.
TC Energy has significant credit and performance exposure to financial institutions that hold cash deposits and provide committed credit lines and letters of credit that help manage the Company's exposure to counterparties and provide liquidity in commodity, foreign exchange and interest rate derivative markets. TC Energy's portfolio of financial sector exposure consists primarily of highly-rated investment grade, systemically important financial institutions.
74 | TC Energy Second Quarter 2024

Net Investment in Foreign Operations
The Company hedges a portion of its net investment in foreign operations (on an after-tax basis) with U.S. dollar-denominated debt, cross-currency interest rate swaps and foreign exchange options as appropriate.
The fair values and notional amounts for the derivatives designated as a net investment hedge were as follows:

	June 30, 2024		December 31, 2023
(unaudited - millions of Canadian $, unless otherwise noted)	Fair value[1,2]	Notional amount	Fair value[1,2]	Notional amount

U.S. dollar foreign exchange options (maturing 2024)	1	US 400	8	US 1,000
U.S. dollar cross-currency interest rate swaps (maturing 2025)	(4)	US 100	2	US 200
	(3)	US 500	10	US 1,200
1Fair value equals carrying value.
2No amounts have been excluded from the assessment of hedge effectiveness.
The notional amounts and fair values of U.S. dollar-denominated debt designated as a net investment hedge were as follows:

(unaudited - millions of Canadian $, unless otherwise noted)	June 30, 2024	December 31, 2023

Notional amount	29,400 (US 21,500)	27,800 (US 21,100)
Fair value	28,400 (US 20,800)	26,600 (US 20,200)
Non-Derivative Financial Instruments
Fair value of non-derivative financial instruments
Available-for-sale assets are recorded at fair value which is calculated using quoted market prices where available including the Company's LMCI equity securities which are classified in Level I of the fair value hierarchy. Certain other non-derivative financial instruments included in Cash and cash equivalents, Accounts receivable, Other current assets, Restricted investments, Net investment in leases, Other long-term assets, Notes payable, Accounts payable and other, Dividends payable, Accrued interest and Other long-term liabilities have carrying amounts that approximate their fair value due to the nature of the item or the short time to maturity.
Credit risk has been taken into consideration when calculating the fair value of non-derivative financial instruments.
Balance sheet presentation of non-derivative financial instruments
The following table details the fair value of non-derivative financial instruments, excluding those where carrying amounts approximate fair value and would be classified in Level II of the fair value hierarchy:

	June 30, 2024		December 31, 2023
(unaudited - millions of Canadian $)	Carrying amount	Fair value	Carrying amount	Fair value

Long-term debt, including current portion[1,2,3]	(53,173)	(52,307)	(52,914)	(52,815)
Junior subordinated notes	(10,594)	(10,058)	(10,287)	(9,217)
	(63,767)	(62,365)	(63,201)	(62,032)
1The carrying amount of long-term debt at June 30, 2024 includes $342 million (fair value of $290 million) in Liabilities related to assets held for sale on the Company's Condensed consolidated balance sheet related to the sale of PNGTS.
2Long-term debt is recorded at amortized cost, except for US$3.0 billion (December 31, 2023 – US$2.0 billion) that is attributed to hedged risk and recorded at fair value.
3Net income (loss) for the three and six months ended June 30, 2024 included unrealized gains of $44 million and $127 million, respectively         (2023 – unrealized gains of $68 million and $13 million, respectively) for fair value adjustments attributable to the hedged interest rate risk associated with interest rate swap fair value hedging relationships. There were no other unrealized gains or losses from fair value adjustments to the         non-derivative financial instruments.
TC Energy Second Quarter 2024 | 75

Available-for-sale assets summary
The following tables summarize additional information about the Company's restricted investments that were classified as available-for-sale assets:

	June 30, 2024		December 31, 2023
(unaudited - millions of Canadian $)	LMCI restricted investments	Other restricted investments[1]	LMCI restricted investments	Other restricted investments[1]

Fair values of fixed income securities[2,3]
Maturing within 1 year	—	48	1	35
Maturing within 1-5 years	4	229	8	241
Maturing within 5-10 years	1,425	—	1,340	—
Maturing after 10 years	104	—	102	—
Fair value of equity securities[2,4]	1,005	58	883	50
	2,538	335	2,334	326
1Other restricted investments have been set aside to fund insurance claim losses to be paid by the Company's wholly-owned captive insurance subsidiary.
2Available-for-sale assets are recorded at fair value and included in Other current assets and Restricted investments on the Company's Condensed consolidated balance sheet.
3Classified in Level II of the fair value hierarchy.
4Classified in Level I of the fair value hierarchy.

	June 30, 2024		June 30, 2023
(unaudited - millions of Canadian $)	LMCI restricted investments[1]	Other restricted investments[2]	LMCI restricted investments[1]	Other restricted investments[2]

Net unrealized gains (losses) in the period
three months ended	46	2	(8)	2
six months ended	105	5	95	4
Net realized gains (losses) in the period[3]
three months ended	(13)	1	(10)	—
six months ended	(15)	1	(17)	—
1Unrealized and realized gains (losses) arising from changes in the fair value of LMCI restricted investments impact the subsequent amounts to be collected through tolls to cover future pipeline abandonment costs. As a result, the Company records these gains and losses as regulatory liabilities or regulatory assets.
2Unrealized and realized gains (losses) on other restricted investments are included in Interest income and other in the Condensed consolidated statement of income.
3Realized gains (losses) on the sale of LMCI restricted investments are determined using the average cost basis.
Derivative Instruments
Fair value of derivative instruments
The fair value of foreign exchange and interest rate derivatives has been calculated using the income approach which uses period-end market rates and applies a discounted cash flow valuation model. The fair value of commodity derivatives has been calculated using quoted market prices where available. In the absence of quoted market prices, third-party broker quotes or other valuation techniques have been used. The fair value of options has been calculated using the Black-Scholes pricing model. Credit risk has been taken into consideration when calculating the fair value of derivative instruments. Unrealized gains and losses on derivative instruments are not necessarily representative of the amounts that will be realized on settlement.
76 | TC Energy Second Quarter 2024

In some cases, even though the derivatives are considered to be effective economic hedges, they do not meet the specific criteria for hedge accounting treatment or are not designated as a hedge and are accounted for at fair value with changes in fair value recorded in net income in the period of change. This may expose the Company to increased variability in reported earnings because the fair value of the derivative instruments can fluctuate significantly from period to period.
The recognition of gains and losses on derivatives for Canadian natural gas regulated pipeline exposures is determined through the regulatory process. Gains and losses arising from changes in the fair value of derivatives accounted for as part of rate-regulated accounting, including those that qualify for hedge accounting treatment, are expected to be refunded or recovered through the tolls charged by the Company. As a result, these gains and losses are deferred as regulatory liabilities or regulatory assets and are refunded to or collected from the rate payers in subsequent years when the derivative settles.
Balance sheet presentation of derivative instruments
The balance sheet classification of the fair value of derivative instruments was as follows:

at June 30, 2024	Cash flow hedges	Fair value hedges	Net investment hedges	Held for trading	Total fair value of derivative instruments[1]
(unaudited - millions of Canadian $)

Other current assets
Commodities[2]	22	—	—	806	828
Foreign exchange	—	—	1	17	18
	22	—	1	823	846
Other long-term assets
Commodities[2]	16	—	—	134	150
Foreign exchange	—	—	—	8	8
Interest rate	—	3	—	—	3
	16	3	—	142	161
Total Derivative Assets	38	3	1	965	1,007
Accounts payable and other
Commodities[2]	—	—	—	(748)	(748)
Foreign exchange	—	—	(4)	(33)	(37)
Interest rate	—	(47)	—	—	(47)
	—	(47)	(4)	(781)	(832)
Other long-term liabilities
Commodities[2]	—	—	—	(115)	(115)
Foreign exchange	—	—	—	(6)	(6)
Interest rate	—	(94)	—	—	(94)
	—	(94)	—	(121)	(215)
Total Derivative Liabilities	—	(141)	(4)	(902)	(1,047)
Total Derivatives	38	(138)	(3)	63	(40)
1Fair value equals carrying value.
2Includes purchases and sales of power, natural gas, liquids and emission credits.
TC Energy Second Quarter 2024 | 77

at December 31, 2023	Cash flow hedges	Fair value hedges	Net investment hedges	Held for trading	Total fair value of derivative instruments[1]
(unaudited - millions of Canadian $)

Other current assets
Commodities[2]	9	—	—	1,195	1,204
Foreign exchange	—	—	10	71	81
	9	—	10	1,266	1,285
Other long-term assets
Commodities[2]	3	—	—	86	89
Foreign exchange	—	—	—	30	30
Interest rate	—	36	—	—	36
	3	36	—	116	155
Total Derivative Assets	12	36	10	1,382	1,440
Accounts payable and other
Commodities[2]	(1)	—	—	(1,110)	(1,111)
Foreign exchange	—	—	—	(14)	(14)
Interest rate	—	(18)	—	—	(18)
	(1)	(18)	—	(1,124)	(1,143)
Other long-term liabilities
Commodities[2]	—	—	—	(75)	(75)
Foreign exchange	—	—	—	(2)	(2)
Interest rate	—	(29)	—	—	(29)
	—	(29)	—	(77)	(106)
Total Derivative Liabilities	(1)	(47)	—	(1,201)	(1,249)
Total Derivatives	11	(11)	10	181	191
1Fair value equals carrying value.
2Includes purchases and sales of power, natural gas and liquids.
The majority of derivative instruments held for trading have been entered into for risk management purposes and all are subject to the Company's risk management strategies, policies and limits. These include derivatives that have not been designated as hedges or do not qualify for hedge accounting treatment but have been entered into as economic hedges to manage the Company's exposures to market risk.
Derivatives in fair value hedging relationships
The following table details amounts recorded on the Condensed consolidated balance sheet in relation to cumulative adjustments for fair value hedges included in the carrying amount of the hedged liabilities:

	Carrying amount		Fair value hedging adjustments[1]
(unaudited - millions of Canadian $)	June 30, 2024	December 31, 2023	June 30, 2024	December 31, 2023

Long-term debt	(3,969)	(2,630)	138	11
1At June 30, 2024 and December 31, 2023, adjustments for discontinued hedging relationships included in these balances were nil.
78 | TC Energy Second Quarter 2024

Notional and maturity summary
The maturity and notional amount or quantity outstanding related to the Company's derivative instruments excluding hedges of the net investment in foreign operations was as follows:

at June 30, 2024	Power	Natural gas	Liquids	Emission credits	Foreign exchange	Interest rate
(unaudited)

Net sales (purchases)[1]	10,223	85	(28)	(333)	—	—
Millions of U.S. dollars	—	—	—	—	5,256	3,000
Millions of Mexican pesos	—	—	—	—	16,250	—
Maturity dates	2024-2044	2024-2029	2024-2025	2024	2024-2026	2030-2049
1Volumes for power, natural gas, liquids and emission credit derivatives are in GWh, Bcf, MMBbls and thousand metric tonnes CO2, respectively.

at December 31, 2023	Power	Natural gas	Liquids	Foreign exchange	Interest rate
(unaudited)

Net sales (purchases)[1]	9,209	50	(7)	—	—
Millions of U.S. dollars	—	—	—	4,978	2,000
Millions of Mexican pesos	—	—	—	20,000	—
Maturity dates	2024-2044	2024-2029	2024	2024-2026	2030-2034
1Volumes for power, natural gas and liquids derivatives are in GWh, Bcf and MMBbls, respectively.
Unrealized and Realized Gains (Losses) on Derivative Instruments
The following summary does not include hedges of the net investment in foreign operations:

	three months ended June 30		six months ended June 30
(unaudited - millions of Canadian $)	2024	2023	2024	2023

Derivative Instruments Held for Trading[1]
Unrealized gains (losses) in the period
Commodities	8	72	(21)	130
Foreign exchange	(31)	108	(102)	182
Realized gains (losses) in the period
Commodities	156	142	358	330
Foreign exchange	(98)	82	(47)	139
Derivative Instruments in Hedging Relationships
Realized gains (losses) in the period
Commodities	15	(23)	18	(12)
Interest rate	(14)	(10)	(27)	(16)
1Realized and unrealized gains (losses) on held-for-trading derivative instruments used to purchase and sell commodities are included on a net basis in Revenues. Realized and unrealized gains (losses) on foreign exchange held-for-trading derivative instruments are included on a net basis in Foreign exchange (gains) losses, net in the Condensed consolidated statement of income.
TC Energy Second Quarter 2024 | 79

Derivatives in cash flow hedging relationships
The components of OCI (Note 12) related to the change in fair value of derivatives in cash flow hedging relationships before tax were as follows:

	three months ended June 30		six months ended June 30
(unaudited - millions of Canadian $, pre-tax)	2024	2023	2024	2023

Gains (losses) in fair value of commodity derivative instruments recognized in OCI[1]	25	(22)	36	(23)
1No amounts have been excluded from the assessment of hedge effectiveness.
Effect of fair value and cash flow hedging relationships
The following table details amounts presented in the Condensed consolidated statement of income in which the effects of fair value or cash flow hedging relationships were recorded:

	three months ended June 30		six months ended June 30
(unaudited - millions of Canadian $)	2024	2023	2024	2023

Fair Value Hedges
Interest rate contracts[1]
Hedged items	(40)	(23)	(70)	(46)
Derivatives designated as hedging instruments	(14)	(10)	(27)	(16)
Cash Flow Hedges
Reclassification of gains (losses) on derivative instruments from AOCI to Net income (loss)[2,3]
Commodities[4]	5	(7)	8	(48)
Interest rate[1]	(3)	(3)	(6)	(6)
1Presented within Interest expense in the Condensed consolidated statement of income.
2Refer to Note 12, Other comprehensive income (loss) and Accumulated other comprehensive income (loss), for the components of OCI related to derivatives in cash flow hedging relationships.
3There are no amounts recognized in earnings that were excluded from effectiveness testing.
4Presented within Revenues (Power and Energy Solutions) in the Condensed consolidated statement of income.
80 | TC Energy Second Quarter 2024

Offsetting of derivative instruments
The Company enters into derivative contracts with the right to offset in the normal course of business as well as in the event of default. TC Energy has no master netting agreements; however, similar contracts are entered into containing rights to offset. The Company has elected to present the fair value of derivative instruments with the right to offset on a gross basis on the Condensed consolidated balance sheet. The following tables show the impact on the presentation of the fair value of derivative instrument assets and liabilities had the Company elected to present these contracts on a net basis:

at June 30, 2024	Gross derivative instruments	Amounts available for offset[1]	Net amounts
(unaudited - millions of Canadian $)

Derivative instrument assets
Commodities	978	(796)	182
Foreign exchange	26	(14)	12
Interest rate	3	(1)	2
	1,007	(811)	196
Derivative instrument liabilities
Commodities	(863)	796	(67)
Foreign exchange	(43)	14	(29)
Interest rate	(141)	1	(140)
	(1,047)	811	(236)
1Amounts available for offset do not include cash collateral pledged or received.

at December 31, 2023	Gross derivative instruments	Amounts available for offset[1]	Net amounts
(unaudited - millions of Canadian $)

Derivative instrument assets
Commodities	1,293	(1,099)	194
Foreign exchange	111	(16)	95
Interest rate	36	(5)	31
	1,440	(1,120)	320
Derivative instrument liabilities
Commodities	(1,186)	1,099	(87)
Foreign exchange	(16)	16	—
Interest rate	(47)	5	(42)
	(1,249)	1,120	(129)
1Amounts available for offset do not include cash collateral pledged or received.
With respect to the derivative instruments presented above, the Company provided cash collateral of $126 million and letters of credit of $53 million at June 30, 2024 (December 31, 2023 – $149 million and $83 million, respectively) to its counterparties. At June 30, 2024, the Company held cash collateral of less than $1 million and $21 million letters of credit (December 31, 2023 – less than $1 million and $15 million, respectively) from counterparties on asset exposures.
Credit-risk-related contingent features of derivative instruments
Derivative contracts entered into to manage market risk often contain financial assurance provisions that allow parties to the contracts to manage credit risk. These provisions may require collateral to be provided if a credit-risk-related contingent event occurs, such as a downgrade in the Company’s credit rating to non-investment grade. The Company may also need to provide collateral if the fair value of its derivative financial instruments exceeds pre-defined exposure limits.
TC Energy Second Quarter 2024 | 81

Based on contracts in place and market prices at June 30, 2024, the aggregate fair value of all derivative instruments with credit-risk-related contingent features that were in a net liability position was $7 million (December 31, 2023 – $3 million), for which the Company has provided no collateral in the normal course of business. If the credit-risk-related contingent features in these agreements were triggered on June 30, 2024, the Company would have been required to provide collateral equal to the fair value of the related derivative instruments discussed above. Collateral may also need to be provided should the fair value of derivative instruments exceed pre-defined contractual exposure limit thresholds.
The Company has sufficient liquidity in the form of cash and undrawn committed revolving credit facilities to meet these contingent obligations should they arise.
Fair Value Hierarchy
The Company’s financial assets and liabilities recorded at fair value have been categorized into three categories based on a fair value hierarchy.

Levels	How fair value has been determined

Level I	Quoted prices in active markets for identical assets and liabilities that the Company has the ability to access at the measurement date. An active market is a market in which frequency and volume of transactions provides pricing information on an ongoing basis.
Level II
This category includes interest rate and foreign exchange derivative assets and liabilities where fair value is determined using the income approach and commodity derivatives where fair value is determined using the market approach.
Inputs include published exchange rates, interest rates, interest rate swap curves, yield curves and broker quotes from external data service providers.

Level III
This category includes long-dated commodity transactions in certain markets where liquidity is low. The Company uses the most observable inputs available or alternatively long-term broker quotes or negotiated commodity prices that have been contracted for under similar terms in determining an appropriate estimate of these transactions. Where appropriate, these long-dated prices are discounted to reflect the expected pricing from the applicable markets.
There is uncertainty caused by using unobservable market data which may not accurately reflect possible future changes in fair value.

The fair value of the Company’s derivative assets and liabilities measured on a recurring basis, including both current and non‑current portions, were categorized as follows:

at June 30, 2024	Quoted prices in active markets (Level I)	Significant other observable inputs (Level II)[1]	Significant unobservable inputs (Level III)[1]
(unaudited - millions of Canadian $)				Total

Derivative instrument assets
Commodities	666	264	48	978
Foreign exchange	—	26	—	26
Interest rate	—	3	—	3
Derivative instrument liabilities
Commodities	(650)	(168)	(45)	(863)
Foreign exchange	—	(43)	—	(43)
Interest rate	—	(141)	—	(141)
	16	(59)	3	(40)
1There were no transfers from Level II to Level III for the six months ended June 30, 2024.

82 | TC Energy Second Quarter 2024

at December 31, 2023	Quoted prices in active markets (Level I)	Significant other observable inputs (Level II)[1]	Significant unobservable inputs (Level III)[1]
(unaudited - millions of Canadian $)				Total

Derivative instrument assets
Commodities	1,054	229	10	1,293
Foreign exchange	—	111	—	111
Interest rate	—	36	—	36
Derivative instrument liabilities
Commodities	(1,002)	(163)	(21)	(1,186)
Foreign exchange	—	(16)	—	(16)
Interest rate	—	(47)	—	(47)
	52	150	(11)	191
1There were no transfers from Level II to Level III for the year ended December 31, 2023.
The Company has entered into contracts to sell 50 MW of power commencing in 2025 with terms ranging from 15 to 20 years provided from specified renewable sources in the Province of Alberta. The fair value of these contracts is classified in Level III of the fair value hierarchy and is based on the assumption that the contract volumes will be sourced approximately 80 per cent from wind generation, 10 per cent from solar generation and 10 per cent from the market.
The following table presents the net change in fair value of derivative assets and liabilities classified as Level III of the fair value hierarchy:

	three months ended June 30		six months ended June 30
(unaudited - millions of Canadian $)	2024	2023	2024	2023

Balance at beginning of period	41	(9)	(11)	(11)
Net gains (losses) included in Net income (loss)	(38)	(6)	17	(5)
Transfers to Level II	—	—	(3)	1
Net gains (losses) included in OCI	—	(1)	—	(1)
Balance at end of period[1]	3	(16)	3	(16)
1For the three and six months ended June 30, 2024, there were unrealized losses of $38 million and gains $17 million, respectively, recognized in Revenues attributed to derivatives in the Level III category that were held at June 30, 2024 (2023 – unrealized losses of $6 million and $5 million, respectively).
TC Energy Second Quarter 2024 | 83

15. TGNH STRATEGIC ALLIANCE
Mexico Natural Gas Pipelines
Transportadora de Gas Natural de la Huasteca (TGNH)
During the three months ended June 30, 2024, in accordance with the terms of the Company's strategic alliance, and in exchange for cash and non-cash consideration of $561 million (US$411 million), the CFE became a partner in TGNH with a 13.01 per cent equity interest in TGNH. The transaction was accounted for as an equity transaction of which $588 million was recognized in Non-controlling interests and $21 million was recognized as AOCI attributable to the CFE’s non-controlling interest. The difference between these amounts and the consideration received was recorded as a reduction to Additional paid-in capital of $27 million.

84 | TC Energy Second Quarter 2024

16. COMMITMENTS, CONTINGENCIES AND GUARANTEES
Commitments
Capital expenditure commitments at June 30, 2024 have decreased by approximately $0.6 billion from those reported at December 31, 2023, reflecting normal course fulfillment of construction contracts.
Contingencies
TC Energy and its subsidiaries are subject to various legal proceedings, arbitrations and actions arising in the normal course of business. The Company assesses all legal matters on an ongoing basis, including those of its equity investments, to determine if they meet the requirements for disclosure or accrual of a contingent loss. With the potential exception of the matters discussed below, it is the opinion of management that the ultimate resolution of such proceedings and actions will not have a material impact on the Company's consolidated financial position or results of operations. The claims below are material and there is a reasonable possibility of loss; however, they have not been assessed as probable and a reasonable estimate of loss cannot be made.
Coastal GasLink LP
Coastal GasLink LP is in dispute with a number of contractors related to construction of the Coastal GasLink pipeline. Material legal matters pertaining to Coastal GasLink are summarized as follows:
SA Energy Group
Coastal GasLink LP and SA Energy Group (SAEG), one of the prime construction contractors on the Coastal GasLink pipeline, have reached a mutually acceptable resolution to their disputes. The settlement is not an admission of liability by either party and the parties have mutually released their respective claims in arbitration. Details of the arbitration and the settlement are confidential, but the settlement did not result in any additional payments to SAEG and did not have an impact on TC Energy's financial statements.
Pacific Atlantic Pipeline Construction Ltd.
Coastal GasLink LP is in arbitration with one of its previous prime contractors, Pacific Atlantic Pipeline Construction Ltd. (PAPC). Coastal GasLink LP terminated its contract with PAPC for cause, due to the failure of PAPC to complete work as scheduled and made a demand on the parental guarantee for payment of the guaranteed obligations. Following Coastal GasLink LP’s demand on the guarantee, in August 2022, PAPC initiated arbitration. As of November 2023, PAPC purports to seek at least $428 million in damages for wrongful termination for cause, termination damages and payments alleged to be outstanding. Coastal GasLink LP disputes the merits of PAPC’s claims and has counterclaimed against PAPC and its parent company and guarantor, Bonatti S.p.A., citing delays and failures by PAPC to perform and manage work in accordance with the terms of its contract. Coastal GasLink LP estimates its damages to be $1.2 billion. Arbitration is scheduled to proceed in November 2024. At June 30, 2024, the final outcome of this matter cannot be reasonably estimated.
Separately, Coastal GasLink LP has drawn on a $117 million irrevocable standby letter of credit (LOC) provided by PAPC based on a bona fide belief that Coastal GasLink LP’s damages are in excess of the face value of the LOC. PAPC applied for an injunction restraining Coastal GasLink LP from drawing on the LOC pending the completion of the arbitration between Coastal GasLink LP, PAPC and Bonatti S.p.A., but was unsuccessful. Coastal GasLink LP is now able to use the recovered LOC funds. PAPC and Bonatti S.p.A have amended their original claims to seek additional damages in relation to the draw on the LOC. The amount claimed has not been articulated, beyond the $117 million. The parties have agreed that the issue of damages arising from Coastal GasLink LP's draw on the LOC will be determined, if necessary, at a date subsequent to the November 2024 hearing in order to preserve the November 2024 hearing dates.

TC Energy Second Quarter 2024 | 85

Macro Spiecapag Coastal GasLink Joint Venture
Coastal GasLink LP is in a dispute with one of its prime contractors, Macro Spiecapag Coastal GasLink Joint Venture (MSJV). In May 2021, Coastal GasLink LP terminated a portion of the work under its contract with MSJV. MSJV continued as prime contractor for the remaining portion of the work; however, it did not complete the remaining work as scheduled. MSJV claims compensation for the termination and certain costs which were rejected by Coastal GasLink LP. MSJV’s global claims against Coastal GasLink LP are approximately $426 million. Coastal GasLink LP disputes the merits of MSJV’s claims and claims damages in the approximate amount of $560 million arising from costs it incurred and the delay. A notice of arbitration has not been served. At June 30, 2024, the final outcome of this matter cannot be reasonably estimated.
2016 Columbia Pipeline Acquisition Lawsuit
In 2023, the Delaware Chancery Court (the Court) issued its decision in the class action lawsuit commenced by former shareholders of Columbia Pipeline Group Inc. (CPG) related to the acquisition of CPG by TC Energy in 2016. The Court found that the former CPG executives breached their fiduciary duties, that the former CPG Board breached its duty of care in overseeing the sale process and that TC Energy aided and abetted those breaches.
On May 15, 2024, the Court allocated responsibility for the total sale process damages of US$398 million in the amount of 50 per cent to the former Columbia CEO and CFO, collectively, and 50 per cent to TC Energy. Pursuant to the Final Order and Judgment (Final Judgment), TC Energy’s allocated share of the sale process claim damages is US$199 million, plus US$153 million in interest as of June 14, 2024. The Court also entered judgment related to a disclosure claim for which TC Energy’s allocated share of damages is US$84 million, plus US$64 million in interest as of June 14, 2024. The damages for the two claims are not cumulative and TC Energy would only be required to pay the greater of the sale process damages and disclosure claim damages after final determination of those amounts on appeal.
TC Energy disagrees with many of the Court’s findings and believes the Court’s ruling departs from established Delaware law. TC Energy has filed a notice of appeal of the Court’s decision and anticipates that the appeal will conclude by mid-2025. The Company’s legal assessment is that it is not probable that TC Energy will incur a loss upon completion of the appeal process, and therefore, the Company has not accrued a provision for this claim at June 30, 2024. During the appeal process, in lieu of paying the judgment, TC Energy posted an appeal bond in the amount of US$380 million, which approximates the amount of the Final Judgment plus nine months of post-judgment interest.
NAFTA Claim Request for Arbitration
In 2021, TC Energy filed a Request for Arbitration to formally initiate a legacy North American Free Trade Agreement (NAFTA) claim to recover economic damages resulting from the revocation of the Presidential Permit for the Keystone XL pipeline project. The U.S. objected on the basis that the transition provisions under the United States-Mexico-Canada Agreement (USMCA) that protect investments made while NAFTA was in force apply only in connection with actions taken before     July 1, 2020, when USMCA replaced NAFTA. The arbitral Tribunal adjudicating the claim issued a split decision on         July 12, 2024, in which the majority of the panel agreed with the U.S. position and concluded that it did not have jurisdiction to hear TC Energy’s claim. TC Energy is currently assessing the decision to determine whether there are grounds to challenge it.

86 | TC Energy Second Quarter 2024

Guarantees
TC Energy and its partner on the Sur de Texas pipeline, IEnova, have jointly guaranteed the financial performance of the entity which owns the pipeline. Such agreements include a guarantee and a letter of credit which are primarily related to the delivery of natural gas.
TC Energy and its joint venture partner on Bruce Power, BPC Generation Infrastructure Trust, have each severally guaranteed certain contingent financial obligations of Bruce Power related to a lease agreement and contractor and supplier services.
The Company and its partners in certain other jointly-owned entities have either (i) jointly and severally, (ii) jointly or (iii) severally guaranteed the financial performance of these entities. Such agreements include guarantees and letters of credit which are primarily related to construction services and the payment of liabilities. For certain of these entities, any payments made by TC Energy under these guarantees in excess of its ownership interest are to be reimbursed by its partners.
The carrying value of these guarantees has been included in Other long-term liabilities on the Condensed consolidated balance sheet. Information regarding the Company’s guarantees is as follows:

		June 30, 2024		December 31, 2023
(unaudited - millions of Canadian $)	Term	Potential exposure[1]	Carrying value	Potential exposure[1]	Carrying value

Sur de Texas	Renewable to 2053	89	—	97	—
Bruce Power	Renewable to 2065	88	—	88	—
Other jointly-owned entities	to 2043	81	3	80	3
		258	3	265	3
1TC Energy's share of the potential estimated current or contingent exposure.
TC Energy Second Quarter 2024 | 87

17. VARIABLE INTEREST ENTITIES
Consolidated VIEs
A significant portion of the Company’s assets are held through VIEs in which the Company holds a 100 per cent voting interest, the VIE meets the definition of a business and the VIE’s assets can be used for general corporate purposes. The consolidated VIEs whose assets cannot be used for purposes other than for the settlement of the VIE’s obligations, or are not considered a business, were as follows:

(unaudited - millions of Canadian $)	June 30, 2024	December 31, 2023

ASSETS
Current Assets
Cash and cash equivalents	336	190
Accounts receivable	755	476
Inventories	195	90
Assets held for sale	683	—
Other current assets	189	49
	2,158	805
Plant, Property and Equipment[1]	47,495	27,649
Restricted Investments	879	—
Equity Investments	838	823
Regulatory Assets	38	12
Goodwill	455	439
Intangible and Other Assets	14	—
	51,877	29,728
LIABILITIES
Current Liabilities
Accounts payable and other	1,415	1,135
Accrued interest	174	210
Liabilities Related to Assets Held for Sale	383	—
Current portion of long-term debt	595	28
	2,567	1,373
Regulatory Liabilities	1,131	280
Other Long-Term Liabilities	92	56
Deferred Income Tax Liabilities	23	22
Long-Term Debt	10,699	11,388
	14,512	13,119
1    On April 1, 2024, the NGTL System was classified as a VIE when its ownership was transferred from Nova Gas Transmission Ltd. to NGTL GP Ltd. on behalf of NGTL Limited Partnership.
88 | TC Energy Second Quarter 2024

Non-Consolidated VIEs
The carrying value of these VIEs and the maximum exposure to loss as a result of the Company's involvement with these VIEs are as follows:

(unaudited - millions of Canadian $)	June 30, 2024	December 31, 2023

Balance Sheet Exposure
Equity investments
Bruce Power	6,387	6,241
Coastal GasLink	567	294
Other pipeline equity investments	1,102	1,117
Off-Balance Sheet Exposure[1]
Bruce Power	1,973	1,538
Coastal GasLink[2]	855	855
Other pipeline equity investments	219	58
Maximum Exposure to Loss	11,103	10,103
1 Includes maximum potential exposure to guarantees and future funding commitments.
2 TC Energy is contractually obligated to fund the capital costs to complete Phase I of the Coastal GasLink pipeline by funding the remaining equity requirements of Coastal GasLink LP through capacity on the subordinated loan agreement with Coastal GasLink LP until final project costs are determined. At June 30, 2024, the total capacity committed by TC Energy under this subordinated loan agreement was $3,375 million     (December 31, 2023 – $3,375 million). The outstanding balance on this subordinated loan at June 30, 2024 was $2,570 million, reducing the Company's funding commitment under the subordinated loan agreement to $805 million. Refer to Note 6, Coastal GasLink for additional information.
In addition to the subordinated loan agreement, TC Energy has entered into a new equity contribution agreement to fund a maximum of $50 million for its proportionate share of the equity requirements related to the Cedar Link project.
18. SUBSEQUENT EVENT
Sale of Equity Interest in the NGTL System and Foothills Pipeline Assets
On July 30, 2024, TC Energy announced that it has entered into an agreement to sell a 5.34 per cent minority equity interest (Agreement) in the NGTL System and the Foothills Pipeline assets (together, Partnership Assets) to an Indigenous-owned investment partnership for a gross purchase price of $1.0 billion. The Agreement is backed by the Alberta Indigenous Opportunities Corporation (AIOC) and was negotiated by a consortium committee (Consortium) representing specific Indigenous Communities across Alberta, British Columbia and Saskatchewan (Communities).
The AIOC will provide the Communities with a $1.0 billion equity loan guarantee to support the newly-formed     Indigenous-owned investment partnership. Once finalized, the Communities will enter into definitive agreements as     co-investors in the Partnership Assets through the Indigenous-owned investment partnership.
The Consortium will present the Agreement to the Communities for review, and each independent Community will determine their participation in the opportunity, exercising their right to self-determination. Following the review, the Communities will commence formal authorization of their participation. The transaction and transaction size are not contingent on any given Community, nor on all Communities, electing to participate.
The transaction is expected to close in third quarter 2024, subject to receipt of Band Council and Settlement Resolutions by participating Communities and financing.
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